Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Sienna Biopharmaceuticals, Inc. of our report dated 19 June 2017 relating to the financial statements of Creabilis Holdings Limited, which appears in Sienna Biopharmaceuticals, Inc.’s Registration Statement on Form S-1 (No. 333-219142).

/s/ PricewaterhouseCoopers LLP

Cambridge, UK

1 August 2017